Exhibit 10.44

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement ("Agreement") is made and entered into as of August 31, 2022, by and between **Verde View Grove LLC ("Landlord")**, and **Signing Day Sports, Inc. ("Tenant").**

RECITALS:

A. Landlord and Tenant previously entered into that certain "Office Building Lease" October 7, 2021 for the certain Premises described therein as Suite 200 (containing approximately 7,800 rentable square feet) in the building located at 9112 E Verde Grove View, Suite 200, Scottsdale AZ 85255 (the "**Building**").

B. Landlord and Tenant desire to terminate the Lease on the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the foregoing and the covenants and agreements of the parties, Landlord and Tenant agree:

1. Representations. Tenant warrants and represents that it has not assigned, pledged, hypothecated, or otherwise transferred the Lease or any interest therein and that it has authority to enter into and perform this Agreement without the consent or participation of any other person.

2. Surrender. Tenant shall surrender possession to Landlord of the Premises in a clean, undamaged condition and in accordance with the Lease on or before August 31, 2022 (the "Effective Date"); Tenant shall remain liable for all Expenses through and until the Effective Date and hereby forfeits and irrevocably releases to Landlord all prepaid rent for the full month of August provided by Tenant to Landlord. Subject to the foregoing, following the Effective Date, Landlord shall retain the Security Deposit held under the Lease in accordance with Lease.

3. Release by Tenant. Tenant hereby releases and forever discharges Landlord, its directors, officers, agents, employees, and contract property manager, from all claims, liabilities, indebtedness, actions, and causes of action whatsoever (collectively, "Claims") arising directly or indirectly out of the Lease, the Premises, or any other matter whatsoever.

4. Release by Landlord. If Tenant performs all of the obligations provided in Section 2 in a timely manner, the Lease and Amendments (and any subleases) shall terminate as of the Effective Date, and Landlord shall release and forever discharge Tenant, its directors, officers, agents, and employees from all Claims arising directly or indirectly out of the Lease, the Premises, or any other matter whatsoever.

5. Failure to Perform by Tenant. If Tenant fails timely to perform any of its obligations under Section 2, then, at Landlord's option: (i) the Lease shall remain in full force and effect and Tenant shall not be released from any of its obligations thereunder for the entire remaining balance of the term of the Lease, but the release of Landlord contained in Section 4 shall nevertheless, be effective as to all Claims arising prior to the date of this Agreement; or (ii) the Lease shall terminate and Landlord shall be entitled to regain possession of the Premises and to enforce all of its rights and remedies for Tenant's breach of this Agreement.

6. General. Each party hereto acknowledges having carefully reviewed this Agreement with assistance and advice of counsel and warrants that it understands all the terms and provisions herein and signs this Agreement as the party's own free act and deed.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original herewith but all of which shall constitute one and the same instrument.

8. Confidentiality. Lessee, on behalf of itself and its employees, owners, and agents agrees that the terms of this Agreement are confidential and shall not be disclosed, except (a) to attorneys, lenders, financial advisors, and other consultants with a need to know the terms hereof (each of whom shall be bound by this confidentiality provision), and (b) as required by law or in connection with court or administrative proceedings to enforce the Lease, this Agreement, or applicable law.

[signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

LANDLORD:

VERDE VIEW GROVE, LLC,
An Arizona limited liability company

By______________________________

TENANT:

SIGNING DAY SPORTS, INC.
a(n) Arizona Limited Liability Company

By: ______________________________

Its: ______________________________

Board of Directors